Exhibit 14.1

Policy #:	600

Effective Date:	2/6/04

Page:	1 of 7

Supersedes Issue:	2/15/00

Approval:	/s/ Cyrus Tsui

STANDARDS OF ETHICS AND CONDUCT

INTENT

To create and maintain a legal, ethical and professional business environment.

All our employees are expected to obey the law, observe high ethical standards and avoid any actions that may compromise this environment.  Furthermore, all employees are expected to uphold the Standards of Ethics and Conduct described in this policy in all day-to-day activities and help ensure that all co-workers, contractors and agents are aware of and adhere to our standards.

This policy is a statement of general principles and standards and should be broadly applied.

Management is committed to ensuring that each employee has received, read, understood and acknowledged their compliance with this policy on an annual basis.

POLICY

Whenever a possible compromise of our Standards of Ethics and Conduct exists, employees are expected to promptly correct the situation.  Violations of our Standards of Ethics and Conduct will lead to disciplinary action that may include termination of employment.

All members of management are expected to enforce this policy and to lead by example, exercising sound and mature judgment in all business relationships.  All employees are also expected to support the policy and assist management with its enforcement.  Individual employees have an affirmative obligation to be alert for violations of this policy, to raise concerns with management and to participate in any internal or external investigation of possible violations.  Reprisal, threats, retribution or retaliation against any employee who has in good faith reported a violation or a suspected violation of the law or of this policy, or against any person who is assisting in any investigation or process related to such a violation, is prohibited.

If at any time you have any questions concerning the specific application of this policy, you should ask your immediate supervisor and the Human Resources department.  Questions that are unresolved should be referred to higher levels of management and the Legal department until the question is resolved.

Compliance with the Law

Our policy is to comply with all federal, state, local and foreign laws governing our operations.  Employees located outside the United States are expected to comply with applicable laws of the United States including the Foreign Corrupt Practices Act, the U.S. Export Control Act and U.S. Insider Trading Laws in addition to applicable local laws.  See Policies #610 – Accepting and Giving Gifts, #620 – Trading in Lattice Stock, #630 – Compliance with Export Controls and #705 – Personal Computer Software.

It is not expected that every employee be fully versed in all laws affecting their specific responsibilities.  However, it is expected that each employee acquire appropriate knowledge of the requirements related to his or her duties sufficient to enable the employee to recognize potential violations and to know when to seek advice from management or the Human Resources department with regard to permissible activities.

Specifically, with respect to financial matters generally and working with the Company’s independent accountants, it is illegal for an employee to either independently, or acting under the direction of an officer, attempt to improperly influence our independent accountant.  Examples of improper influence are: providing information that is deliberately misleading or inaccurate, offering incentives or making threats.

Conflict of Interest

Conflict of interest is any activity or interest that is inconsistent with or not in the best interest of the Company.  Employees must not place themselves, or allow themselves to be placed, in a situation in which personal interest conflicts, or might appear to conflict, with the interest of the Company.  Lattice does recognize an employees’ right to invest and to participate in outside activities.  However, these activities should in no way conflict with the Company’s interest and welfare and may not interfere with an employee’s responsibilities or job performance.

Although it is not possible to mention all situations that might be considered as a conflict of interest, the following are examples of situations that employees should avoid:

Other Business Interests:

•                  Any outside directorship must be approved in advance by the CEO.  Employees may not serve as a director of any company that competes with the Company.  Any compensation received by an employee for any outside directorships must be solely related to and commensurate with responsibilities as a director and not based on any current or potential business arrangement or relationship between the Company and the company providing the directorship.

•                  If an employee anticipates acquiring, directly or indirectly, a substantial interest in a supplier of materials or services to the Company, or in a competitor of the Company, the employee must disclose such intention to management and the Human Resources department.  Interest in such an enterprise of greater than three (3) percent ownership is considered substantial.  Based on the specific circumstances the Company will determine if a conflict of interest exists.  Many factors may be considering in making this determination including: the size and nature of the proposed investment, the ability for the employee to influence the decisions of the Company and the decision of the other company, the employee’s access to confidential information of the Company and the other company and the nature of the relationship between the Company and the other company.  If a conflict of interest is deemed to exist, the employee will be prohibited from making a substantial investment in the other company.

•                  Employees may not borrow money from individuals or firms (other than as ordinary customers of banks or other lending institutions) doing, or seeking to do, business with the Company.

Outside Employment or Consulting:

•                  Employees must not undertake any outside employment, consulting or other outside activities that constitute a conflict of interest or interfere with their job responsibilities or performance for the Company.  The Human Resources department and the employee’s supervisor  must be informed of and approve in advance any outside employment, consulting or similar activities.  Failure to disclose any outside employment, consulting or similar activities or to obtain advance approval is a violation of this policy.

•                  Employees must not render services in any capacity to any individual or firm who is in any way competitive with the Company or who is a supplier of materials or services to the Company.

Accepting or Giving Gifts:

Employees must not seek or accept gifts or favors that might influence, or appear to influence, an employee’s judgment in representing the Company. See Policy #610 - Accepting and Giving Gifts.

Related Party Transactions:

•                  As a general rule, employees should avoid conducting Company business or entering any Company business agreements or arrangements with a relative or significant other, or with a business in which a relative or significant other has an influential role.  Business agreements or arrangements of this type are referred to, in aggregate, as related party transactions.

•                  If such a related party transaction is unavoidable, the nature of the transaction must be fully disclosed to the Chief Financial Officer prior to entering into such a transaction.  If the specific transaction is determined to be material by the Chief Financial Officer, the transaction must be reviewed by the Audit Committee of the Board of Directors.  The Audit Committee must approve, in writing, in advance, all material related party transactions.

•                  Any related party transactions involving the Company’s directors or executive officers, are by definition material.  As such, all related party transactions of this type must be reviewed and approved, in writing, in advance by the Audit Committee.

•                  Any approved related party transactions must be structured and conducted in a manner such that no preferential treatment is given to the related party.

•                  The Company discourages the employment of relatives or significant others within the same department and prohibits the employment of relatives in positions that have, or may appear to have, a dependence or potential financial influence (e.g. supervisor/subordinate relationship).  The Human Resources department is responsible for interpretation and clarification of our policy regarding prohibition of the employment of relatives.  If a prohibited reporting relationship exists or develops between two employees, the employee in the senior position must bring the relationship to the attention of the Human Resources department.  The Company reserves the right to separate the employees at the earliest possible time, either by reassignment, transfer or, if necessary, termination.  Willful withholding of information regarding a prohibited relationship/reporting arrangement will be subject to disciplinary action that may include termination of employment.

Use and Care of Company Assets

Protection of the Company’s assets is the responsibility of every employee.  Appropriate care must be taken to ensure that our assets are not misappropriated, loaned to others, transferred, sold or donated without authorization.  All employees are responsible for the proper use of our assets and must safeguard our assets against loss, damage, misuse or theft.  Company assets are to be used for Company business purposes only.  Employees may not use Company assets for personal gain, nor may they allow any other person, not employed or authorized by the Company, to use Company assets.  Employees who violate this policy will be subject to disciplinary action that may include termination of employment.

Physical Access Control:

The Company has policies and procedures covering physical and computer network access control.  See Policy #500 - Access Control and #700 - Computer and Data Network Usage.  Each employee is responsible for complying with these policies and ensuring that others, including contractors and agents, comply with these policies.  Employees must not gain permanent or temporary access to physical or network locations for which they are not approved.

Physical Assets:

The Company strives to furnish employees with the equipment necessary to perform their job efficiently and effectively.  Employees must care for the equipment under their control and use it in a responsible manner.  Equipment is not to be removed from Company property without a property pass.  Prior to termination of employment, all Company owned equipment must be returned.

Company Funds and Payment Practices:

Each employee is personally responsible for all Company funds over which he or she exercises control.  Every employee has an affirmative obligation to ensure that steps are taken to ensure the Company receives value for any funds spent and that the Company is billed appropriately.

Company funds must only be used for business purposes.  Contractors or agents must not be allowed to exercise control over Company funds.

All expense reports must be accurate and submitted in a timely manner.

Records Management:

The Company has policies and procedures covering the management of Company records.  Each employee is responsible for complying with the relevant policies.

At times, specific Company records may be placed on a legal hold by the Legal department in order to preserve appropriate records to support special circumstances, such as litigation or governmental investigations.  Employees must not alter or destroy, or cause to be altered or destroyed, Company records that have been placed on a legal hold.  Employees who violate this policy will be subject to disciplinary action that may include termination of employment.

Confidential Information:

The Company has policies and procedures covering the management of confidential material.  See Policy #710 - Confidential Material.  Each employee is responsible for complying with this policy and ensuring that others, including contractors and agents comply with this policy.

In addition, at times the Company may receive confidential information from a third party.  Employees must handle this information responsibly and in accordance with any agreements signed with the third party.

Employees usually should not accept information offered by a third party that is represented as confidential, or which appears from the context and circumstances to be confidential, unless an appropriate nondisclosure agreement has been signed with the party offering the information.  Employees should consult with the Legal department before accepting information of this type from a third party.

Ethical Conduct

Beyond the clear cases of conflicts of interest or misuse of Company assets described above, there are many situations that are inconsistent with acceptable business ethics.

Situations that are inconsistent with accepted standards of ethical conduct arise under a variety of circumstances.  It is not feasible to describe every situation, or even to prepare a detailed listing of potential violations.  Nevertheless, it is helpful to give examples of a few situations that clearly represent unacceptable ethical conduct:

•                  the unauthorized disclosure of any confidential information to any person, or the release of any such information in advance of its authorized release date;

•                  the use of Company position for personal gain;

•                  the falsification of records or accounting entries;

•                  the unauthorized copying or distribution of Company confidential or proprietary material.

The fundamental principle to keep in mind is that there can be no compromise with our Standards of Ethics and Conduct.  If there is room for suspicion that an employee’s actions might affect that employee’s judgment in acting for the Company, or might embarrass or discredit the Company in the eyes of the public, the employee must promptly correct the situation.

Public Disclosure

All employees involved in the preparation of financial reports or documents shall endeavor, at all times, to ensure that full, accurate, timely and understandable disclosures are made in the documents that the Company files or submits to the Securities and Exchange Commission.

All employees involved in the preparation of other public communications by the Company shall endeavor, at all times, to ensure that fair and accurate statements are made in these documents.

INFRACTIONS

Our Standards of Ethics and Conduct are of great importance and are essential to the Company’s ability to conduct our business consistent with the law and our desired ethical standards.  We expect all of our employees to adhere to this policy when conducting business on behalf of the Company.

The Company will take appropriate action against any employee whose actions are found to violate this policy.  Disciplinary actions may include immediate termination of employment.  The Company may also pursue appropriate remedies against the individual or entities responsible.  In the event laws are violated, the Company will cooperate fully with the appropriate authorities.

WAIVERS

Any wavier of any provision of this Standards of Business Conduct policy for any employee must be approved in writing by the Vice President of Human Resources and the CEO.

Notwithstanding the foregoing, any wavier of any provision of this Standards of Ethics and Conduct policy for an executive officer must be approved in writing by the Governance Committee of the Company’s Board of Directors and promptly disclosed.

Reference to Policies:

Access Control #500

Accepting and Giving Gifts #610

Trading in Lattice Stock  #620

Compliance with Export Controls #630Computer and Data Network Usage #700

Personal Computer Software #705

Confidential Information #710

STANDARDS OF ETHICS & CONDUCT ACKNOWLEDGMENT

(To be signed by each employee upon start of employment and annually in conjunction with performance review.)

I have received and read the Company’s Standards of Ethics and Conduct policy.  I understand and agree to comply with this policy.

Should I have questions or concerns regarding the legal, regulatory or ethical requirements applicable to my job, the application of this policy within the Company or potential violations of this policy within the Company, I know I can confidentially consult either my management or the Human Resource department in order to resolve my questions or concerns.

Name (Print)

Signature

Date

1